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Exhibit 10.67

AMENDMENT TO FACTORING AND SECURITY AGREEMENT

As of the below signing the following terms and conditions of the Factoring and Security Agreement dated February 18, 2004 by and between LSQ Funding Group, L.C. and Paragon Systems, Inc. are hereby amended to reflect the following changes:

  1.
  Section 31.8 "Early Termination Fee" is hereby stricken in its entirety and replaced with the following:

      "Early Termination Fee"—1% of the Maximum Amount for each month in advance of the anniversary date of this amendment that the agreement is terminated. The Early Termination Fee shall not be charged if seller is provided a line of credit directly by a federally chartered bank.

  2.
  Section 31.15 "Initial Fee Percentage" is hereby sticken in its entirety and replaced with the following:

      "Initial Fee Percentage"—1.25%, The Initial Fee Percentage shall be further reduced to 1.00% upon the occurrence of the one or both of the following: a.) Seller's monthly factored volume is greater that $3,000,000 for 3 consecutive months or b.) Seller's parent company, Tri-S Security Incorp., successfully raises additional capital of no less than $6,000,000.

  3.
  Section 31.29 "Reserve Percentage" is hereby stricken in its entirety and replaced with the following:

      "Reserve Percentage"—Ten (10.00%) percent, which parent may be revised at any time by Purchaser to protect Purchaser with regard to (i) any indebtedness owing by Seller hereunder, or (ii) possible returns, claims or defenses of any Account Debtor.

  4.
  Section 31.36 "Overadvance Service Charge" is hereby added with the following language:
  "  Overadvance Service Charge"—.75%.

Agreed and accepted by:
Paragon Systems, Inc.
Ron Farrell Ron Farrell, President
2/27/04 Date
LSQ Funding Group, L.C.
A. Maxwell Elisen, President
Date

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AMENDMENT TO FACTORING AND SECURITY AGREEMENT